INDEPENDENT AUDITOR'S CONSENT

We do hereby consent to the use of our reports dated September 21, 2001 on the financial statements of Village XIII Acquisition Corporation included in and made part of the registration statement of Village XIII Acquisition Corporation dated February 20, 2002.

February 20, 2002

/s/ James E. Scheifley & Associates, P.C.
     Certified Public Accountant